EXHIBIT 99.3



[Altra Industrial Motion Logo]

Altra Industrial Motion
Announces Consent Solicitation Update

March 23, 2007

Quincy, Massachusetts- Altra Industrial Motion, Inc. ("Altra") announced that it is increasing the consent fee from (pound)2.50 in cash for each (pound)1,000 principal amount of its outstanding 11 1/4% Senior Notes due 2013 (CUSIP No. 022089 AG1) (the "2013 Notes") to (pound)5.00 in cash for each (pound)1,000 principal amount of its outstanding 2013 Notes. The expiration date of its consent solicitation relating to its outstanding 2013 Notes is 5:00 PM, New York City time, on Friday, March 23, 2007 pursuant to its consent solicitation statement dated March 7, 2007.

Altra will make a payment equal to (pound)5.00 in cash for each (pound)1,000 principal amount of 2013 Notes to record holders of the 2013 Notes after the supplemental indenture becomes operative. The supplemental indenture effecting the amendments will not become operative unless and until Altra accepts and pays for shares of common stock of TB Wood's Corporation pursuant to its pending tender offer and does not complete a "short-form" back-end merger on the closing date (and, accordingly, TB Wood's does not become a wholly owned subsidiary of Altra upon the closing date of the tender offer).

The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement. Questions regarding the consent solicitation can be addressed to Jefferies & Company, Inc., at 203-708-5831.

Altra Industrial Motion, Inc., a subsidiary of Altra Holdings, Inc., is a leading multinational designer, producer and marketer of a wide range of electromechanical power transmission products. Altra brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

SOURCE: Altra Industrial Motion documents

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CONTACT INFORMATION:

David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com